Exhibit 10.148
NOTICE TO OPTION HOLDERS UNDER
THE SECOND AMENDED AND RESTATED 2006 LONG TERM INCENTIVE PLAN
The Compensation Committee, in accordance with the terms of the Second Amended and Restated 2006 Long Term Incentive Plan (the “Plan”), has determined to amend stock option awards granted in 2014 under the Plan to modify the definition of “Change in Control Termination”. This change is for the benefit of holders and does not adversely affect your rights. Therefore, no signature is necessary to make this amendment effective. Please retain a copy of this notice and amendment for your records.
AMENDMENT TO STOCK OPTION AGREEMENTS UNDER 2006 LTIP
This Amendment, dated as of (_____), between ITC Holdings Corp. (the “Company”) and the Optionee. The Stock Option Agreement granted to Employee in May 2014 under the Second Amended and Restated 2006 Long Term Incentive Plan is hereby amended as set forth below.
Section 3.1(c) is amended and restated in its entirety as follows:
(c) A “Change in Control Termination” shall mean a termination of the Employee’s employment by the Company without “Cause” or, if the Employee is a party to a written employment agreement with the Company, by the Employee for “Good Reason” (as defined in such agreement as in effect from time to time), which termination occurs after:
(i)    the execution of an agreement to which the Company is a party pursuant to which a Change in Control has occurred or will occur (upon consummation of the transactions contemplated by such agreement) but, if a Change in Control has occurred pursuant thereto, not more than two years after such Change in Control, and if a Change in Control has not yet occurred pursuant thereto, while such agreement remains executory; or
(ii)    the occurrence of a Change in Control not pursuant to an agreement with the Company, but not more than two years thereafter.